Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective November 22, 2010 (the “Effective Date”), by and between Benjamin Wolin (the “Employee”) and Everyday Health, Inc. (the “Company”).

The Company desires to employ the Employee and, in connection therewith, to compensate the Employee for Employee’s personal services to the Company; and

The Employee wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. Employment by the Company.

1.1 Term. The term of this Agreement shall commence on the Effective Date, and shall continue through November 22, 2013, unless terminated prior thereto by either the Company or the Employee as provided in Section 5. If either the Company or the Employee does not wish to renew this Agreement when it expires at the end of the initial or any renewal term hereof, as hereinafter provided, it or he shall give written notice in accordance with Section 6.1 below of such intent to the other party at least sixty (60) days prior to the expiration date. In the absence of such notice, this Agreement shall be renewed on the same terms and conditions contained herein for a term of one (1) year from the date of expiration. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. Reference herein to the “Term” of this Agreement shall refer both to the initial term and any successive term as the context requires.

1.2 Position. Subject to the terms set forth herein, the Company agrees to employ Employee in the position of Chief Executive Officer (“CEO”), and Employee hereby accepts such employment. During the term of Employee’s employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company.

1.3 Duties. Employee will report to the Board of Directors of the Company (the “Board”) and/or such individual Board members and/or committees designated by the Board, performing such duties as are normally associated with his then current position and such duties as are assigned to him from time to time, provided such duties are not materially inconsistent with his position as CEO, subject to the oversight and direction of the Board or its designee. Employee shall perform his duties under this Agreement principally out of the Company’s corporate headquarters. In addition, the Employee shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4 Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.

The Employee will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from, or are in conflict with, the Company’s general employment policies or practices, this Agreement shall control. While this Agreement is in effect the Employee shall be eligible to accrue and use five (5) weeks of paid vacation per annum, such vacation to be accrued and administered pursuant to the Company’s vacation policy.

2. Compensation.

2.1 Salary. Employee shall receive for Employee’s services to be rendered hereunder an initial annualized base salary of $375,000, subject to review and increase from time to time by the Board in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”).

2.2 Bonus.

(a) During Employment. Employee shall be eligible for an annual calendar year bonus (the “Annual Bonus”), with a target of 100% of his then current Base Salary. The amount of the actual bonus awarded, if any, will be determined by the Board in its sole discretion based on the Employee’s continuous performance of services to the Company through the date the Annual Bonus is paid and upon achievement of Company performance objectives and individual performance objectives, such objectives as set by the Board. The 2010 objectives have been set and have been communicated to the Employee. A bonus earned pursuant to this Section 2.2(a) will be paid on or before March 15 of the year following the year for which it is earned.

(b) Upon Termination. In the event Employee leaves the employ of the Company for any reason prior to payment of any Annual Bonus, he is not eligible for an Annual Bonus, prorated or otherwise, except as a component of severance as provided in Section 5 below.

2.3 Expense Reimbursement. The Company will reimburse Employee for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.

2

3. Confidential Information, Inventions, Company Property, Non-Solicitation, and Non-Competition Obligations

3.1 Confidential Information and Return of Company Property.

(a) Employee shall hold in strict confidence and shall not, either during the term of this Agreement or after the termination hereof, disclose, directly or indirectly, to any third party, person, firm, corporation or other entity, irrespective of whether such person or entity is a competitor of the Company or is engaged in a business similar to that of the Company, any Confidential Information (as define in Section 3.3) of the Company or any subsidiary or Affiliate (as defined in Section 3.3) of the Company obtained or developed by the Employee from, through, or in the course of Employee’s employment hereunder.

(b) Notwithstanding the foregoing limitations, the Employee shall not be required to keep confidential any information that: (i) is known or available through other lawful sources, or (ii) is or becomes Publicly Known or generally known in the industry through no fault of the Employee, Employee’s agents or another individual or entity that owes a duty of confidentiality to the Company, or (iii) is required to be disclosed pursuant to any statutes, laws, rules, regulations, ordinances, codes, directives, writs, injunctions, decrees, judgments, and orders of any governmental body (provided the Company is given reasonable prior notice).

(c) At any time requested by the Company and/or at termination of the Employee’s employment for any reason, Employee will promptly deliver to the Company or permanently destroy all property and materials in any form belonging to or relating to the Company, its business and the business of any of its Customers or Potential Customers (as defined in Section 3.3) (the “Company Property”). Following such request by the Company or termination of employment, the Employee shall not download or keep copies of Company Property in any hard or soft format and shall certify in writing that all Company Property has been returned to the Company or permanently destroyed.

(d) Employee shall not publicly disparage the Company, its business or its employees.

3.2 Non-Competition and Non-Solicitation Agreement. Employee agrees that, during Employee’s employment hereunder, and for a period of one (1) year (the “Non-Compete Period”) after the later of the effective date of termination of this Agreement, or the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant, Employee will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, in any location where the Company has engaged in business, without the written approval of the Board:

(a) solicit, contact, perform or offer to perform Conflicting Services (as defined in Section 3.3);

(b) request, induce, or attempt to induce any Customer or Potential Customer to terminate or reduce its relationship with the Company or any subsidiary or

3

Affiliate of the Company, solicit, contact, perform or offer to or perform any Conflicting Services for a Customer or Potential Customer.

(c) interfere with or disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company, or any subsidiary or Affiliate of the Company, and any customer, vendor, licensor, supplier or employee of the Company or any subsidiary or Affiliate of the Company;

(d) offer employment to any person who is a then current employee of the Company or any subsidiary or Affiliate of the Company or has left the Company or any subsidiary or Affiliate of the Company in the preceding three (3) months, or solicit (directly or indirectly, individually or in connection with any new employer or other business partner) any person who is a then current employee of the Company or any subsidiary or Affiliate of the Company or has left the Company or any subsidiary or Affiliate in the preceding three (3) months to accept employment elsewhere.

3.3 Defined Terms. The following terms shall have the meanings set forth below:

(a) “Affiliate” means any person, firm or corporation, directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the Company.

(b) “Confidential Information” means any information used by or belonging or related to the company or any of its affiliates that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis including without limitation any and all intellectual property, trade secrets and proprietary information, information relating to the Company’s business and services, employee information, customer lists and records, business processes, procedures or standards, know-how, technology, business strategies, records, financial information, in each case whether or not reduced to writing or stored electronically, as well as any information that the Company advises the Employee should be treated as confidential information (including information conceived, discovered or developed by Employee), that he learns of, possesses, or to which he has access through his employment by the Company, related to the Company, its business partners, or the business of its Customers or Potential Customers. Confidential Information shall not include information known to Employee prior to his employment with the Company. Confidential Information shall not include Company information which is or becomes Publicly Known through no breach of this Agreement or other act or omission of the Employee. The burden of proving that information or skills and experience are not Confidential Information shall be on the party asserting such exclusion.

(c) “Conflicting Services” means any product, service or process of any person or organization other than the Company, which directly competes with a product, service or process with which the Employee works during employment by the Company or about which the Employee acquires Confidential Information during Employee’s employment by the Company.

4

(d) “Customer or Potential Customer” means each and every person and/or entity who or which, at any time during the two (2) years prior to termination of Employee’s employment whom or which the Employee knew or should have been aware: (i) contracted for, was billed for, or received services from the Company, or (ii) was in contact with the Employee or in contact with another representative of the Company concerning the Company’s products and services.

(e) “Publicly Known” shall mean readily accessible to the public in a written publication, and shall not include information which is only available by a substantial searching of the published literature, and information the substance of which must be pieced together from a number of different publications and sources.

3.4 Assignment and Disclosure of Inventions.

(a) From and after the date the Employee first became employed with the Company, the Employee hereby agrees to promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, and trade secrets (“Inventions”), whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced, to practice or created by the Employee, either alone or jointly with others, during the period and in the course of the Employee’s employment and which relate in any way to the business of the Company.

(b) Employee hereby acknowledges that copyrightable works prepared by the Employee within the scope of the Employee’s employment are “works for hire” under the United States Copyright Act and that the Company will be considered the author thereof. The Employee hereby agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by the Employee for the Company, or (c) relate to the Company’s business or current or anticipated research and development, will be the sole and exclusive property of the Company and are hereby assigned by the Employee to the Company.

(c) Employee agrees to assign and does hereby assign to the Company or its designee all Employee’s right, title and interest in and to all Inventions related to the business of the Company from time-to-time (whether past, present, or future) and all related patents, patent applications, copyrights and copyright applications. However, this Section 3.4(c) shall not apply to Inventions which do not relate to the present or planned business or research and development of the Company and which are not made and conceived by the Employee during normal working hours, on the Company’s premises and/or using the Company’s tools, devices, equipment or proprietary information. The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 3.4(c) shall be interpreted not to apply to any invention which a court of competent jurisdiction rules and/or the Company agrees falls within such classes. The Employee also hereby expressly waives all claims to moral rights in any Inventions.

5

(d) Employee agrees to cooperate fully with the Company, both during and after Employee’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any Employee officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each Employee officer of the Company as Employee’s agent and attorney-in-fact to execute any such papers on Employee’s behalf, and to take any and all actions as the Company, in its sole discretion, may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this sentence.

3.5 Publication of Covenants to Subsequent Employers or Business Associates of Employee. Employee agrees that if Employee is offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity in a business while the covenants in Section 3 of this Agreement are in effect, Employee will inform Employee’s potential employer, partner, co-owner and/or others involved in managing the business which Employee had an opportunity to join of the existence of this Agreement and will provide such person or persons with a copy of this Agreement. Employee authorizes the Company to provide copies of this Agreement to any of the persons or entities described above and to make such persons aware of Employee’s obligations under this Agreement.

3.6 Injunctive Relief from Violation of Section 3. Employee recognizes that irreparable damage will result to the Company in the event of the violation of any covenant contained in Section 3 and agrees that in the event of such violation, the Company shall be entitled, in addition to its other legal or equitable remedies and damages, to temporary and permanent injunctive relief to restrain against such violation(s) thereof by Employee and by all other persons acting for or with Employee, including the cost of reasonable attorney’s fees.

3.7 Reasonableness of Restrictions. Employee and the Company agree that they have attempted to restrict Employee’s activities to a reasonable degree appropriate to protect the interests of the Company, although they agree that others may disagree about this determination. Therefore, Employee and the Company agree that a court or other trier of fact, may modify and enforce these restrictions to the minimum extent deemed necessary to be found reasonable. If a court declines to modify and enforce this Agreement as provided above, the Employee and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and the Employee agrees to be bound by this Agreement as modified. Employee further acknowledges and agrees that if such Employee’s employment is terminated with or without Cause, Employee’s experience and capabilities are such that Employee can obtain employment in businesses engaged in other lines and/or of a different nature, and that enforcement of the restrictions in this agreement by restraining order, injunction or otherwise will not prevent Employee from earning a livelihood or cause Employee irreparable harm.

6

3.8 Survival. The provisions of Section 3 of this Agreement shall survive the termination of Employee’s employment with the Company and the termination of this Agreement.

4. Outside Activities. Except with the prior written consent of the Company’s Board, Employee will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder.

5. Termination Of Employment. The parties acknowledge that either Employee or the Company may terminate the employment relationship at any time, with or without Cause or Good Reason. The provisions in this Section govern the amount of compensation, if any, to be provided to Employee upon termination of employment and do not limit the right of either party to terminate this Agreement.

5.1 Termination by the Company Without Cause.

(a) The Company shall have the right to terminate Employee’s employment with the Company pursuant to this Section 5.1 at any time without “Cause” (as defined in Section 5.2(b) below) by giving notice as described in Section 5.6 of this Agreement. A termination pursuant to Section 5.5 below is not a termination without “Cause” for purposes of receiving the benefits described in this Section 5.1. If the Company provides written notice to the Employee pursuant to Section 1.1 of its intent not to renew this Agreement, then the expiration of this Agreement shall be considered a termination without Cause.

(b) In the event Employee’s employment is terminated without Cause, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of termination, together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination. Provided that Employee’s termination without Cause constitutes a Separation From Service (as defined below), and provided the Employee executes a general release in favor of the Company, in a form acceptable to the Company (the “Release”), and subject to Section 5.1(c) (the date that the Release becomes effective and may no longer be revoked by the Employee is referred to as the “Release Date”), then the Company shall (i) pay to Employee an amount equal to the sum of (A) Employee’s then current Base Salary for a period of twelve (12) months from the date of Separation From Service (such applicable period is referred to as the “Severance Period”) plus (B) an amount equal to Employee’s target bonus, less applicable withholdings and deductions, with such sum paid in equal installments on the Company’s regular payroll dates running from the Separation From Service; provided, however, that no payments will be made prior to the day that is sixty (60) days following the date of Separation From Service, and on such date, the Company will make the first payment to Employee under this Section 5.1(b)(i), in a lump sum, equal to the aggregate amount of salary continuation that the Company would have paid to Employee through such date had the payments commenced on the Separation From Service through such 60th day, with the balance paid thereafter on the schedule described above; (ii) Employee shall be credited with an additional year of service

7

credit from the date of termination for purposes of vesting any outstanding equity awards; and (iii) if Employee is participating in the Company’s employee group health insurance plans on the effective date of termination, and timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state or local insurance laws, the Company shall pay to Employee, on the first day of each month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Employee and his eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for a number of months equal to the lesser of (i) the duration of the period in which Employee and his eligible dependents are enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan) and (ii) twelve (12) months. Employee may, but is not obligated to, use such Special Cash Payment toward the cost of COBRA premiums. On the 60th day following Employee’s Separation From Service, the Company will make the first payment to Employee under this Section 5.1(b)(ii), in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to Employee through such date had the Special Cash Payments commenced on the first day of the first month following the Separation From Service through such 60th day, with the balance of the Special Cash Payments paid thereafter on the schedule described above. In the event Employee becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the period provided in this Section 5.1(b)(ii), Employee must immediately notify the Company of such event and the Company shall cease payment of the Special Cash Payments.

(c) Employee shall not receive any of the benefits pursuant to Section 5.1(b) unless he executes the Release within the consideration period specified therein, which shall in no event be more than 45 days, and until the Release becomes effective and can no longer be revoked by Employee under its terms. In all cases, the Release must be signed and effective not later than the 60th day following Employee’s Separation From Service. Employee’s ability to receive benefits pursuant to Section 5.1(b) is further conditioned upon his: complying with his termination and post-termination obligations under this Agreement and any other agreements between Employee and the Company and complying with the Release including without limitation any confidentiality provisions contained therein.

(d) The benefits provided to Employee pursuant to this Section 5.1 are in lieu of, and not in addition to, any benefits to which Employee may otherwise be entitled under any Company severance plan, policy or program.

(e) The damages caused by the termination of Employee’s employment without Cause would be difficult to ascertain; therefore, the severance for which Employee is eligible pursuant to Section 5.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

8

5.2 Termination by the Company for Cause.

(a) Subject to Section 5.2(c) below, the Company shall have the right to terminate Employee’s employment with the Company at any time for Cause by giving notice as described in Section 5.6 of this Agreement.

(b) “Cause” for termination shall mean that the Company has determined in its sole discretion that the Employee has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other written agreement between the parties; (ii) any act constituting material dishonesty, fraud, or disreputable conduct or moral turpitude; (iii) any conduct which constitutes a felony under applicable law; (iv) violation of any Company policy or any act of misconduct in either case causing harm to the Company or its reputation; (v) refusal to follow or implement a clear and lawful directive of the Board; (vi) gross negligence or gross incompetence in the performance of Employee’s duties to the Company; or (vii) breach of fiduciary duty, provided that if Cause is based on the occurrence of one or more of the events specified in Section 5.2(b)(i), (v) or (vi) of this Agreement, and the Company deems the circumstance constituting Cause to be curable, the Company will give the Employee written notice as described in Section 5.6 of this Agreement that the Company intends to terminate the Employee’s employment for Cause on the thirtieth (30th) day following the Employee’s receipt of the Company’s notice, if the Employee has not cured the circumstances constituting Cause before the end of such thirty (30) day period.

(c) In the event Employee’s employment is terminated at any time for Cause, Employee will not receive severance payments, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of termination, together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.

5.3 Resignation by the Employee.

(a) Employee may resign from Employee’s employment with the Company at any time by giving notice as described in Section 5.6. If the Employee provides written notice to the Company pursuant to Section 1.1 of his intent not to renew this Agreement, then the expiration of this Agreement shall be considered a resignation without Good Reason.

(b) In the event Employee resigns from Employee’s employment with the Company (other than for Good Reason as set forth in Section 5.4), Employee will not receive severance payments, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of resignation, together with all compensation and benefits payable to Employee through the date of resignation under any compensation or benefit plan, program or arrangement during such period and Employee shall

9

be eligible for any benefit continuation or conversion rights provided by the provisions of a benefit plan or by law.

5.4 Resignation by the Employee for Good Reason.

(a) Provided Employee has not previously been notified of the Company’s intention to terminate Employee’s employment, the Employee may resign from employment with the Company for Good Reason (as defined in Section 5.4(b) below), within ten (10) days after the occurrence of one of the events specified in Section 5.4(b) below, by giving notice as described in Section 5.6 of this Agreement that Employee intends to terminate his employment for Good Reason on the thirtieth (30) day following the Company’s receipt of Employee’s notice, if the Company has not cured the event that gives rise to Good Reason before the end of such thirty (30) day period.

(b) “Good Reason” for resignation shall mean the occurrence of any of the following without the Employee’s prior written consent: (i) the assignment to Employee of any duties or responsibilities which result in the material diminution of Employee’s then current position; (ii) a material reduction by the Company in Employee’s annual base salary; or (iii) relocation of the Employee’s principal place of business more than thirty-five (35) miles from its then current location. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of the Employee or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

(c) In the event Employee resigns from Employee’s employment for Good Reason, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of termination, together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination and, subject to Section 5.4(d), and provided Employee’s resignation constitutes a Separation From Service, the Employee shall be eligible for the same payments and benefits as Employee would receive under Section 5.1 and on the same conditions as if Employee had been terminated by the Company without Cause, provided that Employee executes a Release of claims in favor of the Company as defined in Section 5.1(b).

(d) Employee shall not receive any of the benefits pursuant to Section 5.4(c) unless he executes the Release within the consideration period specified therein, which shall in no event be more than 60 days, and until the Release becomes effective and can no longer be revoked by Employee under its terms. In all cases, the Release must be signed and effective not later than the 60th day following Employee’s Separation From Service. Employee’s ability to receive benefits pursuant to Section 5.4(c) is further conditioned upon his: returning all Company property; complying with his post-termination obligations under this Agreement and any other agreements between Employee and the Company, and complying with the Release including without limitation any confidentiality provisions contained therein.

10

(e) The benefits provided to the Employee pursuant to this Section 5.4 are in lieu of, and not in addition to, any benefits to which Employee may otherwise be entitled under any Company severance plan, policy or program.

(f) The damages caused by the termination of Employee’s employment without Cause would be difficult to ascertain; therefore, the severance for which Employee is eligible pursuant to Section 5.4(c) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

5.5 Termination by Virtue of Death or Disability of the Employee.

(a) In the event of Employee’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, the Employee’s legal representatives shall not be eligible to receive severance payments, or any other severance compensation or benefit, except that the Company shall, pursuant to the Company’s standard payroll policies, pay to the Employee’s legal representatives Employee’s accrued but unpaid salary through the date of death together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Employee, to terminate this Agreement based on the Employee’s Disability (as defined below). Termination by the Company of the Employee’s employment based on “Disability” shall mean termination because the Employee is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Employee’s employment is terminated based on the Employee’s Disability, Employee will not receive severance payments, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Employee the accrued but unpaid salary of Employee through the date of termination, together with all compensation and benefits payable to Employee based on his participation in any compensation or benefit plan, program or arrangement through the date of termination.

5.6 Notice; Effective Date of Termination.

(a) Termination of Employee’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to Employee of Employee’s termination, with or without Cause, unless the Company specifies a later date, in which case, termination shall be effective as of such later date or, if the Company is obligated under Section 5.2(b) to provide prior notice, thirty (30) days after the Company gives written notice to the Employee of his termination for Cause unless the Employee has cured the

11

circumstances constituting Cause (if curable) on or before that date;

(ii) immediately upon the Employee’s death;

(iii) ten (10) days after the Company gives notice to Employee of Employee’s termination on account of Employee’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Employee has not returned to the full time performance of Employee’s duties prior to such date; or

(iv) ten (10) days after the Employee gives written notice to the Company of Employee’s resignation without good reason, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Employee’s resignation shall be effective as of such other date. Employee will receive compensation through any required notice period.

(v) thirty (30) days after Employee gives written notice to the Company of Employee’s resignation for Good Reason unless the Company has cured the circumstances constituting Good Reason on or before that date;

(b) In the event notice of a termination under subsections (a)(i) or (iii) is given orally, at the Employee’s request, the Company must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 6.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

5.7 Cooperation With Company After Termination of Employment. Following termination of Employee’s employment for any reason, Employee shall fully cooperate with the Company in all matters relating to the winding up of Employee’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other Employees as may be designated by the Company.

5.8 Change in Control.

(a) In the event of a Change in Control (as defined below), and provided such transaction is also a “change in the ownership or effective control of” the Company or “in the ownership of a substantial portion of the assets of” the Company, then (i) all outstanding unvested equity awards then held by the Employee shall accelerate and vest in full; and (ii) if the Employee is terminated on or within one (1) year following the Change in Control, then the severance in Section 5.1(b)(i) for which the Employee will be eligible for upon a termination pursuant to Section 5.1 or 5.4 will be paid in a lump sum on the Sixtieth (60th) day following the Separation From Service instead of on regular payroll dates during the Severance Period (with the severance in Section 5.1(b)(ii) paid pursuant to the original schedule in that Section with no acceleration as provided for herein), and all other provisions of Section 5.1 and 5.4, including without limitation the requirement of an effective Release to receive any severance benefits remain the same.

12

(b) If any payment or benefit Employee would receive pursuant to a Change in Control from the Company or otherwise (the “Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (3) immediately prior to the consummation of the Change of Control, the Company’s stock is not readily tradable on an established securities market or otherwise and (4) the Employee agrees to waive in a manner that satisfies Section 1.280G-1 of the Treasury Regulations that portion of the Payment that equals and exceeds three times the Employee’s base amount (as determined in accordance with Section 1.280G-1 of the Treasury Regulations) (such portion, the “Excess Payment”), the Company shall use its reasonable best efforts to solicit (in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of the Treasury Regulations) the vote by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Sections 280G and 4999 of the Code inapplicable to the Payment. If immediately prior to the consummation of the Change of Control, the Company’s stock is readily tradable on an established securities market or otherwise, or the Employee refuses to waive that portion of the Payment that constitutes the Excess Payment, then the Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments shall occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits paid to Employee. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Code Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from Employee’s equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

(i) In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(ii) Unless Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as

13

accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(iii) The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or the Company) or such other time as reasonably requested by Employee or the Company.

(c) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any person, entity or group (within the meaning of the Securities Exchange Act of 1934, as amended) (such person, entity, or group, an “Exchange Act Person”), becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

5.9 Application of Section 409A. Notwithstanding anything to the contrary set forth herein, to the extent that any payments and benefits provided under this Agreement constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any

14

state law of similar effect (collectively, “Section 409A”), such payments and benefits shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), without reference to alternative definitions thereunder, a (“Separation From Service”), unless the Company reasonably determines that a Separation From Service is not a necessary precondition to payment and as a result such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A. It is intended that each installment of severance pay and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A- 2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), l.409A-1(b)(5), and 1.409A-1(b)(9). If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Employee is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earliest to occur of: (a) the date that is six months and one day after Employee’s Separation From Service, (b) the date of Employee’s death or (c) such earlier date as is permitted under Section 409A (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Employee a lump sum amount equal to the sum of the payments and benefits that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

6. General Provisions.

6.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Employee at Employee’s address as listed on the Company payroll, or at such other address as the Company or the Employee may designate by ten (10) days advance written notice to the other.

6.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed,

15

construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

6.3 Waiver. If either party should waive any breach of any provisions of this Agreement, Employee or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4 Complete Agreement. This Agreement constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Employee and an authorized officer of the Company. The parties have entered into separate stock option agreements and have or may enter into separate agreement related to stock option and/or other equity awards. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of the Employee’s employment under this Agreement, may be amended or superseded by the parties without regard to this agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

6.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

6.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

6.7 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

6.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Delaware. The parties agree that any litigation permitted under this Agreement, included but not limited to litigation pursuant to Section 3 and enforcement of any arbitration award shall be brought in a state or federal court sitting in Delaware.

6.9 Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Employee’s employment with the Company or out of this Agreement, or the Employee’s

16

termination of employment or termination of this Agreement, may not be in the best interests of either the Employee or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Employee’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990. Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to Section 3 of this Agreement nor to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the New York, New York metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne equally by the parties unless applicable law requires otherwise. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Employee and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

In Witness Whereof, the parties have executed this Employment Agreement on the day and year first written above.

Everyday Health, Inc.:			Employee:

By:	/s/ Alan Shapiro		/s/ Benjamin Wolin
	Name:	Alan Shapiro	Benjamin Wolin
	Title:	EVP & General Counsel
17